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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                     CONTACT:  LES VAN DYKE
                                                    DIRECTOR, INVESTOR RELATIONS
                                                                  (281) 492-5370


                   DIAMOND OFFSHORE REPORTS ON STATUS OF FLEET
                            IN PATH OF HURRICANE IVAN


Houston, Texas, September 16, 2004 -- Diamond Offshore Drilling, Inc. (NYSE:DO) today reported that the semisubmersible drilling rig Ocean Star drifted from its moored location in the Gulf of Mexico at approximately 5 p.m. on Wednesday, September 15. However, a visual inspection of the unit by fixed-wing aircraft earlier today has confirmed the Ocean Star is afloat with no apparent damage.

A visual inspection by aircraft of four additional Diamond Offshore rigs operating in the path of hurricane Ivan also indicated no apparent damage or pollution. All of the well operations being conducted by the rigs situated directly in the path of the storm had been secured and personnel evacuated in accordance with normal operating and safety practices prior to hurricane Ivan passing through the area.

The Ocean Star, which is being monitored via a satellite tracking mechanism, is currently situated approximately 12 miles from its pre-storm location, which was in 2,423 ft. of water in the Viosca Knoll area. The Company has notified and is cooperating with all appropriate regulatory authorities. The Company has initiated actions to re-board the Ocean Star in order to restore power and further assess its condition prior to moving the rig back to its operating location.

All of the Company-owned rigs in the Gulf of Mexico that were evacuated prior to the storm will be re-boarded as soon as practicable in order to recommence normal operations.

Diamond Offshore is a leader in deep water drilling. The Company's fleet of 45 offshore drilling rigs consists of 30 semisubmersibles, 14 jack-ups and one drillship. The fleet operates in the waters of six of the world's seven continents.

Statements in this press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated or projected. A discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports and other filings with the Securities and Exchange Commission. These factors include, among others, general economic and business conditions, casualty losses, industry fleet capacity, compliance with governmental regulations, and various other matters, many of which are beyond the Company's control. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.



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